EXHIBIT 23.2



                        INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
WorldCorp, Inc.



We consent to the incorporation by reference in the Registration Statements (Nos. 33-44245, 33-46443, 33-62864, and 33-60247) on Form S-3 and Registration
Statements (Nos. 33-33468 and 33-51944) on Form S-8 of WorldCorp, Inc. of our report dated February 5, 1997, relating to the consolidated balance sheet of InteliData Technologies Corporation, Inc. and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, which report appears in the December 31, 1996 annual report on Form 10-K of WorldCorp, Inc.
DELOITTE & TOUCHE LLP

Hartford, Connecticut
March 28, 1997